Exhibit 3.1.2

CERTIFICATE OF MERGER

OF

Merchants Bancshares, Inc. (a Vermont Corporation)

INTO

Merchants Bancshares, Inc. (a Delaware Corporation)

The undersigned corporation DOES HEREBY CERTIFY:

FIRST: That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

NAME	STATE OF INCORPORATION

Merchants Bancshares, Inc.	Delaware

Merchants Bancshares, Inc.	Vermont

      SECOND:  That an agreement of merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of subsection (c) of section 252 of the General Corporation Law of the State of Delaware.

THIRD: The name of the surviving corporation of the merger is Merchants Bancshares, Inc.

FOURTH: That the Certificate of Incorporation of Merchants Bancshares, Inc. (a Delaware corporation) shall be the certificate of incorporation of the surviving corporation.

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      FIFTH:  That the executed agreement of merger is on file at the principal place of business of the surviving corporation. The address of said principal place of business is 123 Church Street, Burlington, Vermont 05401.

SIXTH: That a copy of the agreement of merger will be furnished on request and without cost to any stockholder of any constituent corporation.

SEVENTH: The authorized capital stock of each foreign corporation which is a party to the merger is as follows:

Corporation	Class	Number of Shares	Par Value

Merchants Bancshares Inc. (a Vermont corporation)	Class A Non-Voting Preferred Stock	200,000	$2.50 per share

	Class B Voting Preferred Stock	1,500,000	$2.50 per share

	Common Stock	10,000,000	$1.25 per share

MERCHANTS BANCSHARES, INC. (a Delaware corporation)

		By:	/s/ Dudley H. Davis

Dudley H. Davis, President

ATTEST:

By:	/s/ Susan D. Struble

Secretary

Date: June 2, 1987

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